Aqua America, Inc. 8-K

Exhibit 99.1

FOR RELEASE: May 6, 2010

Contact: Brian Dingerdissen
Director, Investor Relations
610.645.1191
bjdingerdissen@aquaamerica.com

Donna Alston
Director, Communications
610.645.1095
dpalston@aquaamerica.com

AQUA AMERICA REPORTS RECORD EARNINGS FOR THE FIRST QUARTER
Net income increases 17 percent

BRYN MAWR, PA, May 6, 2010 – Aqua America, Inc. (NYSE: WTR) today reported results for the quarter ending March 31, 2010. Diluted earnings per share for the quarter were $0.16, compared to $0.14 for 2009 on less than 1 percent more shares outstanding.

Revenues for the quarter were $160.5 million compared to $154.5 million in the same period of 2009, an increase of 4 percent. Net income for the quarter rose to $21.5 million from $18.4 million in the same quarter of 2009, an increase of 17 percent. Net income was enhanced by an after-tax gain of $1.3 million on the sale of investments that was realized in the first quarter of 2010.

Aqua America Chairman and CEO Nicholas DeBenedictis said, "The record earnings in the quarter were primarily a result of rate increases to obtain a return on the company’s capital investments and the ability of management to continue to control costs. This improved efficiency allowed the company’s earnings growth to significantly exceed revenue growth in the quarter. I look forward to continued revenue and earnings growth and improving margins in 2010 supported by improving economic conditions, a return to more normal weather patterns, and the successful completion of pending rate cases.”

Operations and maintenance expenses rose less than 1 percent compared to the same period in 2009. DeBenedictis added, "Management remains focused on continuing to limit expense growth and expects to continue to improve its operations and maintenance expense to revenue ratio, which at 42.1 percent in the quarter compares favorably to 43.4 percent during first quarter of 2009.”

To date in 2010, the company has received rate awards in New York, North Carolina, Missouri, Ohio, and infrastructure surcharges in various states estimated to increase annualized revenues by approximately $12.2 million. The company still has more than $65 million of rate cases pending before nine state regulatory bodies including statewide rate cases in Pennsylvania—its largest operating subsidiary—Virginia, and New Jersey. Additionally, subsidiaries are expected to seek rate relief by filing more than $20 million of rate requests later in 2010 that are expected to impact 2011 results. The primary driver of these filings is the recovery of capital (infrastructure) investments and increased expenses since Aqua’s previous rate filings. The timing and extent to which rate increases might be granted by the applicable regulatory agencies will vary by state.

The company invested $67.2 million in infrastructure improvements in the first quarter as part of its 2010 capital investment program. The company projects investing more than $300 million for utility system improvements for its customers in 2010, the majority of which will be funded by internally generated cash.

“Aqua America has invested $1.3 billion in infrastructure improvements over the past five years and our management team is pleased with all that we’ve been able to achieve regarding environmental and water quality improvements to our systems throughout the country,” said DeBenedictis. “Environmental compliance spending now requires less of our capital budget and future spending will be directed to our infrastructure rehabilitation program.”

Aqua America’s weighted average cost of fixed rate long-term debt was 5.44 percent and the company currently has $85 million available on its credit lines as of March 31, 2010. Standard and Poor’s recently reiterated Aqua Pennsylvania’s A+ credit rating, Aqua America’s largest subsidiary. DeBenedictis said, “The company is proud of the continued improvement in its weighted average cost of long-term debt which has mitigated the customer rate impact of its investments in infrastructure improvements. The ability to access low-cost financing is a reflection of the company’s credit ratings and balance sheet.”

In April, Aqua Pennsylvania received the Governor’s Award for Environmental Excellence for constructing a 1.1 megawatt photovoltaic solar farm at one of its treatment plants. The award is the highest statewide honor bestowed upon a business for environmental performance and innovation. The 4.5-acre solar farm is one of the largest solar installations on the East Coast and the new facility is equivalent to offsetting the need for 3,000 barrels of oil each year, or avoiding 2.6 million car miles each year, or reducing CO2 emissions by 1.4 million pounds each year. DeBenedictis said, “Our 125-year-old company was created out of concern for the environment so it makes perfect sense to have a sustainable clean energy source to power one of our water treatment plants. We continue to look for innovative opportunities throughout our operations in our efforts to be environmental stewards.”

Aqua has continued to expand its operations and has completed eight acquisitions of water or wastewater systems this year showing the company's continued commitment to its growth-through-acquisition model. These acquisitions included the municipal water system assets of Bloomsbury Borough in Hunterdon County, New Jersey which serves approximately 1,000 people. The company also acquired the wastewater system assets of Ellwood Greens Utility, which serves approximately 750 people in Genoa, Illinois. In Virginia the company acquired two water systems that serve approximately 1,400 people in Culpeper, Orange, and Fauquier counties. In Texas the company acquired the Canyon Spring Water Company, which serves approximately 1,200 people in Comal County.

“The municipal acquisition of Bloomsbury’s water system was the fifth municipal acquisition we have completed in the last year. These acquisitions show the ability of private water utilities, like Aqua, to work with municipal authorities to find solutions to the challenging situation municipally owned utility systems are facing due to deteriorating infrastructure, increasing pension liabilities, and decreasing tax revenues,” explained DeBenedictis.

On May 3, 2010, the Board of Directors declared a quarterly cash dividend payment of $0.145 per share payable on June 1, 2010, to all shareholders of record on May 17, 2010. This dividend payment reflects the 7.4 percent increase announced in August 2009. This was the nineteenth dividend increase in the last 18 years. Aqua has paid a consecutive quarterly dividend for more than 60 years.

Aqua America's conference call with financial analysts will take place on Friday, May 7, 2010 at 11 a.m. Eastern Daylight Time. The call will be web cast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com. The conference call will be archived in the investor relations section of the company’s Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on May 7, 2010 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 4578456). For international callers, dial 719.457.0820 (pass code 4578456).

Aqua America, Inc. is a publicly traded water and wastewater utility holding company with operating subsidiaries serving approximately 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, New York, Indiana, Florida, Virginia, Maine, Missouri, South Carolina, and Georgia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, the anticipated growth in earnings in 2010, the expected improvement in the operations and maintenance expense to revenue ratio, the timing and impact of pending rate cases, the company's plans to file future rate increases, the amount of future capital spending by the company, the company’s continuation of its growth-through-acquisition model, and the expected future success of the company. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and the cost of capital; disruptions in the credit markets; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is on file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

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WTRF

Aqua America, Inc. and Subsidiaries
Selected Operating Data
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended
	March 31,
	2010	2009

Operating revenues	$160,517	$154,487

Net income attributable to common shareholders	$21,511	$18,371

Basic net income per common share	$0.16	$0.14
Diluted net income per common share	$0.16	$0.14

Basic average common shares outstanding	136,509	135,406
Diluted average common shares outstanding	136,800	135,876

Aqua America, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended
	March 31,
	2010	2009

Operating revenues	$160,517	$154,487

Cost & expenses:
Operations and maintenance	67,601	66,989
Depreciation	26,200	26,387
Amortization	3,172	2,755
Taxes other than income taxes	12,860	11,590
Total	109,833	107,721

Operating income	50,684	46,766

Other expense (income):
Interest expense, net	18,430	16,628
Allowance for funds used during construction	(1,541)	(625)
Gain on sale of other assets	(1,929)	(133)
Income before income taxes	35,724	30,896
Provision for income taxes	14,213	12,525
Net income attributable to common shareholders	$21,511	$18,371

Net income attributable to common shareholders	$21,511	$18,371
Other comprehensive income, net of tax:
Unrealized holding gain on investments	902	37
Reclassification adjustment for gain reported in net income	(1,330)	-
Comprehensive income	$21,083	$18,408

Net income per common share:
Basic	$0.16	$0.14
Diluted	$0.16	$0.14

Average common shares outstanding:
Basic	136,509	135,406
Diluted	136,800	135,876

Aqua America, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands of dollars)
(Unaudited)

	March 31,	December 31,
	2010	2009

Net property, plant and equipment	$3,258,308	$3,227,294
Current assets	110,492	121,571
Regulatory assets and other assets	409,687	413,732
	$3,778,487	$3,762,597

Total equity	$1,115,602	$1,109,464
Long-term debt, excluding current portion	1,393,323	1,386,557
Current portion of long-term debt and loans payable	99,911	87,064
Other current liabilities	104,580	113,943
Deferred credits and other liabilities	1,065,071	1,065,569
	$3,778,487	$3,762,597